Report of Independent Accountants

To the Board of Directors and Management of T.
Rowe Price Associates, Inc.

We have examined management's assertion, included in the accompanying Management
Statement Regarding Compliance with the
Application for, and the Orders of, Exemption granted by the Securities & Exchange Commission dated
November 22, 2000, ("Management
Statement"). The Management Statement asserts that as of October 31, 2000, and for the period from July 23, 1999, through October 31, 2000,
T. Rowe Price Associates, Inc. (the "Company") has established and maintained procedures reasonably designed to achieve compliance with the conditions set forth in the Application, dated
November 12, 1998, filed by the Company (Rel.
No.
IC - 23532) as amended on October 29, 1999,
(Rel. No. IC - 24116) and the Orders by the
Securities & Exchange Commission on December 8,
1998 (Rel.IC - 23590) and November 23,
1999, (Rel. IC - 24159), collectively, the
"Orders". Management is responsible for the Company's compliance with those requirements.
Our responsibility is to express an opinion on management's assertion about the Company's procedures to achieve compliance with the conditions of the Orders based on our examination.

Our examination was made in accordance with attestation standards established by the
American
Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's procedures to achieve compliance with the Orders and performing such other procedures as we considered necessary in the circumstances. Our examination procedures included an assessment of the establishment and maintenance of procedures reasonably designed to achieve the following objectives set forth in the Orders (all capitalized terms as defined in the Orders):
a) The Interfund Rate on all interfund loans is higher than the Repo Rate and, if applicable the yield of the Reserve Investment Funds, but lower than the Bank Loan Rate;
b) All Interfund loans comply with the
collateral requirements as set forth in the Orders;
c) All interfund loans comply with the
percentage limitations on Interfund borrowing and lending;
d) Interfund borrowing and lending demand is allocated in accordance with procedures established by the funds' Board of Directors;
and
e) The interest rate on any interfund loan does not exceed the interest rate on any third party borrowings of a borrowing fund at the time of the interfund loan.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the
T. Rowe Price Funds' compliance with specified requirements of the Orders.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected.
Also, projections of any evaluation of internal control over the Interfund Lending Program to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the control activities may deteriorate.

In our opinion, management's assertion that T.
Rowe Price Associates, Inc. has established and maintained procedures reasonably designed to achieve compliance with the Orders as of October
31, 2000, and for the period from July 23, 1999, through October 31, 2000, is fairly stated, in all material respects, based upon the criteria set forth in the Orders and the accompanying
Management Statement.

This report is intended solely for the
information and use of the Boards of Directors and management of the T. Rowe Price Funds, and the Securities & Exchange Commission and should not be used for any other purposes.

PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers LLP
Baltimore, Maryland
November 22, 2000